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                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

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
                                                                   Six Months
                                                                      Ended
                                                                    June 30,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
Net income....................................................... $   41 $   37
Add:
  Interest expense...............................................     92     60
  Amortization of capitalized debt expense.......................      1    --
  Income tax expense and other taxes on income...................     24     20
                                                                  ------ ------
    Earnings as defined.......................................... $  158 $  117
                                                                  ====== ======
Interest expense................................................. $   92 $   60
Amortization of capitalized debt expense.........................      1    --
                                                                  ------ ------
    Fixed charges as defined..................................... $   93 $   60
                                                                  ====== ======
Ratio of earnings to fixed charges...............................  1.70x  1.95x
                                                                  ====== ======
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